SACO I Trust Series 2005-9
Aggregate Statement of Principal and Interest Distributions to Certificateholders for 2005

Class	Principal	Interest	Ending Principal Balance
A-1	8,481,402.23	556,401.02	157,484,597.77
A-2	8,481,402.23	296,441.54	82,801,597.77
A-3	0	253,735.49	74,683,000.00
B-1	0	42,123.89	9,734,000.00
B-2	0	28,091.88	6,327,000.00
B-3	0	36,890.47	7,057,000.00
M-1	0	93,106.26	26,526,000.00
M-2	0	86,640.98	24,579,000.00
M-3	0	32,734.38	9,247,000.00
M-4	0	55,335.24	15,088,000.00
M-5	0	39,669.44	10,707,000.00
M-6	0	30,965.45	8,274,000.00